UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

ROCKWELL MEDICAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Filed by Rockwell Medical, Inc.

A copy of a press release issued on April 21, 2017 is being filed herewith under Rule 14a-6 of the Securities Exchange Act of 1934, as amended.

2

Rockwell Medical Files Definitive Proxy Materials

Mails Letter to Shareholders Highlighting Substantial Commercial Progress and Importance of Electing a Director with Relevant Pharmaceutical Expertise

Urges Shareholders to Vote “FOR” Rockwell Medical’s Highly-Qualified Director Nominee David Domzalski on the WHITE Proxy Card

WIXOM, Michigan—April 21, 2017— Rockwell Medical, Inc. (NASDAQ:RMTI) today announced that it has filed definitive proxy materials with the U.S. Securities and Exchange Commission (“SEC”) in connection with the company’s upcoming 2017 Annual Meeting of Shareholders (“Annual Meeting”) to be held on June 1, 2017. The proxy statement and other important information related to the Annual Meeting can be found on the company’s website at www.rockwellmed.com.

The Rockwell Medical Board of Directors unanimously recommends shareholders vote “FOR” David Domzalski on the WHITE proxy card today.

A copy of the letter mailed with Rockwell Medical’s proxy statement follows:

THIS YEAR’S ANNUAL MEETING WILL BE MORE IMPORTANT THAN MOST

VOTE THE WHITE PROXY CARD TODAY

April 21, 2017

Dear Fellow Shareholder,

Rockwell Medical’s Annual Meeting of Shareholders will be held on June 1, 2017.  At this year’s meeting, Rockwell Medical’s Board of Directors will nominate David Domzalski for election to the Board.  Mr. Domzalski is a respected industry executive with business experience across multiple healthcare areas, and is currently the President of the U.S. subsidiary of Foamix Pharmaceuticals, Inc. We believe Mr. Domzalski brings significant value to the Rockwell Medical Board and will help facilitate efforts to execute our drug commercialization strategy.

In stark contrast, one of our shareholders, Richmond Brothers, has put forth a nominee with real estate experience for election to your Board.  We do not believe adding a Board member with this type of experience will add any value to the Company.

Shareholders have an important choice to make: should our Board be strengthened by adding a seasoned pharmaceutical executive, or should we simply fill the vacant board seat with a person whose background is in real estate?

We encourage you to vote on the enclosed WHITE proxy card for Mr. Domzalski, to ensure our Board is strengthened with the right knowledge and experience to help facilitate the commercialization of Triferic, Calcitriol and other future drugs.

Rockwell Medical is at an important inflection point in the Company’s history.  With the commercial launch of Triferic this past year and our ongoing global partnering efforts, the Company is proactively seeking to improve the Board’s composition with successful pharmaceutical executives to help guide our strategy.  We are fortunate that Mr. Domzalski, a veteran of the healthcare and pharmaceutical industries, is willing to serve on our Board. We encourage you to vote for him on the enclosed card and to discard any proxy ballot sent to you by Richmond Brothers.

VOTE TODAY FOR DAVID DOMZALSKI

AN EXPERIENCED VETERAN OF THE HEALTHCARE AND PHARMACEUTICAL INDUSTRIES

WHITE PROXY CARD

“…ROCKWELL HAS THE POTENTIAL TO INCREASE SIGNIFICANTLY IN VALUE, ESPECIALLY IF ITS NEW FDA-APPROVED IRON MAINTENANCE DRUG TRIFERIC BECOMES THE STANDARD OF CARE IRON MAINTENANCE THERAPY FOR HEMODIALYSIS PATIENTS.”

March 2, 2017 Richmond Brothers’ Press Release

WE ARE MAKING SUBSTANTIAL COMMERCIAL PROGRESS

Rockwell Medical has made significant progress in its efforts to become a global, fully-integrated commercial biopharmaceutical company.  Among other things, we successfully developed and received FDA approval for the commercialization of Triferic, our innovative iron replacement therapy. Like us, many of our shareholders anticipate Triferic will be the key growth engine for Rockwell Medical.

In addition:

•                  We continue to make significant progress in laying the foundation for Triferic’s success by actively marketing and commercializing Triferic in the United States, which is currently the largest market in the world for dialysis products.

•                  We successfully obtained Medicare reimbursement status for Triferic, which has been approved by the Centers for Medicare & Medicaid Services (“CMS”).  Currently, Triferic is eligible for reimbursement as part of the “bundled” payment received by dialysis providers.

•                  We are pursuing, and have made significant progress on securing, transitional add-on reimbursement for Triferic, which provides separate reimbursement at average sale price + 6% for two years outside of the bundled payment.

•                  Positive clinical findings are being reported from dialysis providers using Triferic through our drug sample program.

•                  We are working to commercialize Triferic and Calcitriol globally through license agreements established in 2016 in China (which is expected to become the largest market in the world for our products over the next several years), the Kingdom of Saudi Arabia and several other Middle East markets.

•                  We have executed a distribution agreement in Canada, where we anticipate commercial availability in 2019, following regulatory approval.

•                  We have formed a wholly-owned subsidiary in India, where we are evaluating commercialization opportunities and expect to market Triferic in 2018.

•                  We are currently executing development of Triferic for other important clinical indications to address iron deficiency and we are developing an intravenous injection for patient use.

•                  We have continued to overcome many obstacles with the commercial launch of Calcitriol and, as a result, anticipate that Calcitriol will become commercially available during the second half of 2017. We intend to market Calcitriol to hemodialysis providers in the United States and elsewhere.

We continue to work on other promising compounds and have a robust pipeline of potential products currently in development while we evaluate other potential drug opportunities for the future.

WE HAVE A REFRESHED BOARD OF DIRECTORS WITH RELEVANT EXPERIENCE

To maximize our probability of success in these efforts, Rockwell needs the right Board of Directors to help guide the Company’s strategy and operations. We have worked diligently to recruit two new excellent directors with healthcare and pharmaceutical industry experience.

In June 2016, Dr. Robin Smith was appointed to the Rockwell Medical Board of Directors. Dr. Smith has extensive strategic, operational and management experience in the biopharmaceutical industry. She is the former CEO of the NeoStem family of companies (currently Caladrius Biosciences, Inc.), which she led as CEO from 2006 to 2015 and established as one of the preeminent healthcare brands focused on the development of cellular therapies. Dr. Smith has an extensive and diversified background in healthcare, sales and marketing, business development and management. In 2008, Dr. Smith founded The Stem For Life Foundation (SFLF), a nonpartisan, 501(c)(3) educational organization devoted to fostering global awareness of the potential for regenerative medicine to treat and cure a range of deadly diseases and debilitating medical conditions. In 2010, Dr. Smith forged a historic, first-of-its-kind partnership with The Vatican to collaborate to create high-profile initiatives that help catalyze interest and development of cellular therapies that could ultimately reduce human suffering on a global scale.

At this year’s annual meeting, we are nominating yet another world class healthcare and pharmaceutical executive, David Domzalski, to further strengthen our Board.  Mr. Domzalski is an accomplished pharmaceutical executive with strategic and operational experience across key functional disciplines, including commercial operations, clinical development, manufacturing and product development, corporate financing, and business development. Since 2014 Mr. Domzalski has served as the President of the U.S. subsidiary of Foamix Pharmaceuticals, Inc.  Prior to this, from 2009 through 2013, Mr. Domzalski was the Vice President of Sales and Marketing at Leo Pharma where he led the efforts to design and build-out the U.S. commercial operations, overseeing approximately 200 employees across multiple functional areas.  Earlier in his career, Mr. Domzalski held senior sales and marketing positions at Warner Chilcott, Sanofi-Synthelabo, Pharmacia, Dendrite International and Parke-Davis.

Mr. Domzalski has extensive experience in building commercial organizations within multi-cultural environments of “start-up” and established corporations.  He has a record of achievement in new product launches and life-cycle management across multiple therapeutic classes and has been successful in cultivating external partnerships and strategic alliances. We believe he will be extremely helpful as Rockwell Medical works to commercialize Triferic globally.

“…WE OBVIOUSLY ARE NOT DISPLEASED TO SEE SOMEONE [LIKE DAVID DOMZALSKI] WHO SEEMS TO HAVE INDUSTRY EXPERIENCE NOMINATED FOR THE BOARD.”

David S. Richmond, Chairman & Co-owner of Richmond Brothers, Inc. in a March 2017 letter to Richmond Brothers’ clients

In addition to these distinguished individuals, we will have three more directors, including our founder and CEO Rob Chioini, who together represent the right mix of corporate leadership, operational and financial expertise necessary for Rockwell Medical’s ongoing success.

WE HAVE ENHANCED OUR CORPORATE GOVERNANCE AND IMPROVED OUR COMPENSATION PRACTICES

Over the past year, Rockwell Medical’s Board has considered and adopted several enhancements to its corporate governance structure and compensation practices in an effort to ensure the Company is appropriately structured, as it evolves, with best-in-class standards.

These include:

•                  Appointment of a Lead Independent Director: The members of the board have created the position of “Lead Independent Director” to facilitate discussion among the independent directors and to lead executive sessions at which the Chairman does not participate.

•                  Formation of a Governance & Nominating Committee: The Board formed a Governance and Nominating Committee that is responsible for identifying directors and overseeing and reviewing potential risks and risk mitigation strategies, among other things.

•                  Adoption of Principles of Corporate Governance: The Board has adopted and will conduct annual reviews of our Principles of Corporate Governance. This document, as currently in effect, is available at www.rockwellmed.com on the “Investors” page.

Rockwell Medical has also adopted several new compensation practices for 2017, including:

•                  Management share ownership guidelines, helping to align management’s incentives with the long-term interests of our shareholders;

•                  An Anti-Pledging and Anti Hedging Policy, ensuring that management’s economic alignment through their ownership of our shares will be maintained and helping to ensure that our executives remain focused on long-term value creation;

•                  A Clawback Policy, helping to ensure our compensation will not encourage excessive risk-taking;

•                  A Cap on Annual Bonus Payouts, encouraging practices that will lead to sustainable business performance over time; and

•                  Engagement of an Independent Compensation Consultant, providing professional guidance to the Compensation Committee relating to the design of effective compensation programs and the appropriate remuneration levels for employees.

Further to these changes, the Compensation Committee intends to modify the structure of the Company’s annual bonus program for 2017 to make it more formulaic and more transparent for shareholders.

VOTE THE WHITE PROXY CARD TO
ENSURE STRONG LEADERSHIP AND OVERSIGHT

WE HAVE THE RIGHT MIX OF BOARD-LEVEL EXPERTISE CRITICAL TO ROCKWELL MEDICAL’S SUCCESS

The ongoing execution of our strategy and the commercialization of Triferic will be the real driving force behind creating significant shareholder value, both today and over the long-term.  To do this effectively, your Board requires a specific set of skills, and importantly, alignment with our purpose. Our nominee, David Domzalski, will bring these skills and alignment to the Board.

RICHMOND’S NOMINEE MARK RAVICH LACKS RELEVANT EXPERIENCE

In contrast to our nominee, Richmond Brothers’ candidate, Mark Ravich, lacks any relevant experience and the vital skills necessary to assist Rockwell Medical or oversee its strategy.  Mr. Ravich’s operating experience is limited to real estate development and discount retailing; he has no executive experience with pharmaceutical commercialization at all.

Surprisingly, Richmond Brothers is now seeking the election of a real estate candidate, despite previously suggesting we add pharmaceutical experts to the Board. Mr. Domzalski is precisely the sort of expert Richmond claimed it wanted on our Board.

We encourage you to vote for Mr. Domzalski using the WHITE proxy card.

RICHMOND BROTHERS AND MR. RAVICH FAILED TO SHARE ITS PLANS AND PROPOSALS WITH ROCKWELL MEDICAL SHAREHOLDERS

David Richmond, the Chairman and Co-owner of Richmond Brothers, and Mark Ravich have a long history of working together and failing to inform Rockwell Medical shareholders of their material communications with the Company.  Starting over a year ago, Mr. Richmond and Mr. Ravich, in a series of written communications and phone calls, made specific demands and proposals to management while claiming to control significant blocks of Rockwell Medical stock.

Mr. Richmond and Mr. Ravich worked together in an attempt to strong-arm management into a variety of suboptimal strategies, including selling the Company (even suggesting that they themselves may be a buyer) at what would obviously be the wrong time. They did so while misrepresenting to control shares “in excess of 20% of the common stock of the Company” while threatening management that they would “go nuclear” with a costly and distracting “war” if they did not get what they wanted.(1)

“…WE COULD CONTROL THE COMPANY…YOU MAY HAVE STARTED THIS, BUT YOU MAY OR MAY NOT FINISH IT.  WE COULD, AS A BLOCK, BE YOUR BEST FRIEND, OR SOMEONE ELSE’S BEST FRIEND.”

March 4, 2016 letter to Rob Chioini signed by David Richmond and Mark Ravich

Under the federal securities laws, parties that own in excess of 5% of a company’s stock and who seek to influence the direction of a company are obligated to disclose their plans and proposals to other shareholders. We believe Mr. Richmond and Mr. Ravich clearly did not make these timely and requisite filings so that ALL Rockwell Medical shareholders could know of their intentions.

Despite the conduct exhibited by Mr. Richmond and Mr. Ravich, we have repeatedly attempted to engage productively with them. We have met with them many times, exchanged numerous emails and spoken by phone countless times. We are always open to constructive feedback and good suggestions.

YOUR VOTE IS IMPORTANT — MAKE YOUR VOICE HEARD

Your Board is composed of directors who beneficially own approximately 11% of Rockwell Medical and are fully aligned with the interests of all shareholders.  They are uniquely qualified, independent, and comprised of proven leaders who possess a broad range of commercial, managerial, clinical and operational experience, as well as expertise in the pharmaceutical industry and other areas important to Rockwell Medical.

This is a critical time in Rockwell Medical’s history.  The addition of Mr. Domzalski will ensure your board is stronger than ever, providing rigorous oversight of the Company’s progress.  We urge you to vote today by telephone, online or by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided.

(1)  February 4, 2016 and March 24, 2016 letters to Rob Chioini signed by David Richmond and Mark Ravich

YOUR BOARD UNANIMOUSLY RECOMMENDS STOCKHOLDERS VOTE FOR DAVID DOMZALSKI ON THE WHITE PROXY CARD TODAY

On behalf of the Board of Directors and management team, we appreciate your investment and continued support.

Sincerely,

The Rockwell Medical Board of Directors

PROTECT YOUR INVESTMENT

VOTE THE WHITE PROXY CARD TODAY

VOTE TODAY “FOR”

DAVID DOMZALSKI

ON THE WHITE PROXY CARD

If you have any questions or require any assistance with voting your shares, please contact the Company’s proxy solicitor listed below:

48 Wall Street, New York, NY 10005

Call Collect: 212-269-5550 • Call Toll-Free: 800-844-4725

Email: Rockwell@dfking.com

FOR BENEFICIAL SHAREHOLDERS:

VOTE ONLINE — Follow the instructions on your voting instruction form and follow the prompts.

VOTE BY PHONE — Follow the instructions on your voting instruction form.  Please have your control number available.

VOTE BY MAIL by completing, signing and dating the enclosed voting instruction form and returning it in the pre-paid envelope provided in this package.

FOR REGISTERED SHAREHOLDERS:

VOTE BY MAIL by completing, signing and dating the enclosed proxy card and returning it in the pre-paid envelope provided in this package.

About Rockwell Medical

Rockwell Medical is a fully-integrated biopharmaceutical company targeting end-stage renal disease (ESRD) and chronic kidney disease (CKD) with innovative products for the treatment of iron replacement, secondary hyperparathyroidism and hemodialysis.

Rockwell’s innovative drug Triferic is the only FDA approved therapy to replace iron and maintain hemoglobin in hemodialysis patients suffering from anemia. Triferic delivers iron to patients during their regular dialysis treatment, using dialysate as the delivery mechanism. Triferic has demonstrated that it safely and effectively delivers sufficient iron to the bone marrow and maintains hemoglobin, without increasing iron stores (ferritin). Rockwell intends to market Triferic to hemodialysis patients in the U.S. dialysis market and globally.

Rockwell’s FDA approved generic drug Calcitriol is for treating secondary hyperparathyroidism in dialysis patients. Calcitriol (active vitamin D) injection is indicated in the management of hypocalcemia in patients undergoing chronic renal dialysis. It has been shown to significantly reduce elevated parathyroid hormone levels. Reduction of PTH has been shown to result in an improvement in renal osteodystrophy.  Rockwell intends to market Calcitriol to hemodialysis patients in the U.S. dialysis market.

Rockwell is also an established manufacturer and leader in delivering high-quality hemodialysis concentrates/dialysates to dialysis providers and distributors in the U.S. and abroad. As one of the two major suppliers in the U.S., Rockwell’s products are used to maintain human life by removing toxins and replacing critical nutrients in the dialysis patient’s bloodstream. Rockwell has three U.S. manufacturing/distribution facilities.

Rockwell’s exclusive renal drug therapies support disease management initiatives to improve the quality of life and care of dialysis patients and are intended to deliver safe and effective therapy, while decreasing drug administration costs and improving patient convenience. Rockwell Medical is developing a pipeline of drug therapies, including extensions of Triferic for indications outside of hemodialysis. Please visit www.rockwellmed.com for more information.

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws, including, but not limited to, Rockwell’s intention to sell and market Calcitriol and Triferic. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan”, “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While Rockwell Medical believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in Rockwell Medical’s SEC filings. Thus, actual results could be materially different. Rockwell Medical expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Important Additional Information and Where to Find It

Rockwell Medical, Inc. (the “Company”), its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders in connection with the matters to be considered at the 2017 Annual Meeting of Shareholders.  Information regarding the names and affiliations of individuals who are participants in the solicitation of proxies of the Company’s shareholders and their respective direct or indirect interests in the Company, by security holdings or otherwise, can be found in the Company’s definitive proxy statement for its 2017 Annual Meeting of Shareholders, including the schedules and appendices thereto, which was filed with the Securities and Exchange Commission (“SEC”) on April 21, 2017.  Investors and shareholders are strongly encouraged to read carefully the definitive proxy statement and the accompanying WHITE proxy card and any other documents filed by Rockwell Medical, Inc. with the SEC when they become available, as they will contain important information.  Shareholders can obtain the definitive proxy statement, any amendments or supplements to the definitive proxy statement, the accompanying WHITE proxy card, and other documents filed by Rockwell Medical, Inc. with the SEC for no charge at the SEC’s website at www.sec.gov.  Copies will also be available at no charge by writing to Rockwell Medical, Inc., Attn: Secretary, 30142 S. Wixom Road, Wixom, Michigan, 48393.  In addition, copies of the Company’s proxy materials may be requested by contacting our proxy solicitor, D.F. King & Co., Inc. 48 Wall Street New York, NY 10005 or by calling toll-free 1-800-844-4725.

Triferic® is a registered trademark of Rockwell Medical, Inc.

Contact:

Michael Rice

LifeSci Advisors, LLC

646-597-6979

Proxy Solicitor Contact:

Richard Grubaugh

D.F. King & Co.

212-269-5550 or 1-800-844-4725